As filed with the Securities and Exchange Commission on October 16, 2015

File No. 001-37525

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or 12(g) of

the Securities Exchange Act of 1934

Nuvectra Corporation*

(Exact name of registrant as specified in its charter)

Delaware	30-0513847
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

5700 Granite Parkway, Suite 960, Plano, Texas	75024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 618-4823

(Copies of all communications, including communications sent to agent for service)

Michael Dinkins Executive Vice President and Chief Financial Officer Greatbatch, Inc. 2595 Dallas Parkway, Suite 310 Frisco, Texas 75034 (214) 618-5242	John J. Zak, Esq. Craig M. Fischer, Esq. Hodgson Russ LLP 140 Pearl Street, Suite 100 Buffalo, New York 14202 (716) 856-4000

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on which Each Class is to be Registered
Common Stock, $0.001 par value	The NASDAQ Stock Market LLC

Securities to be registered pursuant to Section 12(g) of the Act: None

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

*	Immediately prior to completion of the spin-off, QiG Group, LLC, a limited liability company organized under the laws of Delaware, will be converted into Nuvectra Corporation.

Nuvectra Corporation

INFORMATION REQUIRED IN REGISTRATION STATEMENT

CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT

AND ITEMS OF FORM 10

Certain information required to be included in this Form 10 is incorporated by reference to those portions of the information statement filed herewith as Exhibit 99.1 that we specifically identify below.

Item 1. Business.

The information required by this item is contained under the sections of the information statement entitled “Summary,” “Business” and “Where You Can Find More Information” and is incorporated herein by reference.

Item 1A. Risk Factors.

As a smaller reporting company, we may omit the information required by this item.

Item 2. Financial Information.

The information required by this item is contained under the section of the information statement entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and is incorporated herein by reference.

Item 3. Properties.

The information required by this item is contained under the section of the information statement entitled “Business – Facilities” and is incorporated herein by reference.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The information required by this item is contained under the section of the information statement entitled “Security Ownership of Certain Beneficial Owners and Management” and is incorporated herein by reference.

Item 5. Directors and Executive Officers.

The information required by this item is contained under the section of the information statement entitled “Management” and is incorporated herein by reference.

Item 6. Executive Compensation.

The information required by this item is contained under the section of the information statement entitled “Executive Compensation” and is incorporated herein by reference.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

The information required by this item is contained under the sections of the information statement entitled “Our Relationship with Greatbatch After the Spin-Off,” “Management” and “Certain Relationships and Related Person Transactions” and is incorporated herein by reference.

Item 8. Legal Proceedings.

The information required by this item is contained under the section of the information statement entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Legal Matters” and is incorporated herein by reference.

Item 9. Market Price of, and Dividends on, the Registrant’s Common Equity and Related Stockholder Matters.

The information required by this item is contained under the sections of the information statement entitled “The Spin-Off,” “Listing and Trading of our Common Stock” and “Dividend Policy” and is incorporated herein by reference.

Item 10. Recent Sales of Unregistered Securities.

None.

Item 11. Description of Registrant’s Securities to be Registered.

The information required by this item is contained under the section of the information statement entitled “Description of Nuvectra Capital Stock” and is incorporated herein by reference.

Item 12. Indemnification of Directors and Officers.

The information required by this item is contained under the section of the information statement entitled “Indemnification and Limitations of Liability of Directors and Officers” and is incorporated herein by reference.

Item 13. Financial Statements and Supplementary Data.

The information required by this item is contained under the sections of the information statement entitled “Unaudited Condensed Combined Pro Forma Financial Statement” and “Index to Combined Financial Statements” and the combined financial statements referenced therein and is incorporated herein by reference.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15. Financial Statements and Exhibits.

(a)	Financial Statements

The information required by this item is contained under the sections of the information statement entitled “Unaudited Condensed Combined Pro Forma Financial Statement” and “Index to Combined Financial Statements” and the combined financial statements referenced therein and is incorporated herein by reference.

(b)	Exhibits

The following documents are filed as exhibits hereto:

Exhibit No.	Exhibit Description

2.1	Form of Separation and Distribution Agreement between Greatbatch, Inc. and QiG Group, LLC

3.1	Form of Certificate of Incorporation of Nuvectra Corporation

3.2	Form of By-laws of Nuvectra Corporation

3.3	Form of Certificate of Conversion

4.1	Specimen Common Stock Certificate of Nuvectra Corporation

10.1	Form of Transition Services Agreement between Greatbatch, Inc. and QiG Group, LLC

10.2	Form of Tax Matters Agreement between Greatbatch, Inc. and QiG Group, LLC

Exhibit No.	Exhibit Description

10.3	Form of Employee Matters Agreement between Greatbatch, Inc. and QiG Group, LLC

10.4	Form of Supply Agreement by and between Greatbatch Ltd. and Algostim LLC

10.5	Product Component Framework Agreement between Greatbatch Ltd. and QiG Group, LLC

10.6	Form of Second Amended and Restated License Agreement between Greatbatch Ltd. and QiG Group, LLC

10.7	Form of License Agreement between Greatbatch Ltd. and NeuroNexus Technologies, Inc.

10.8	Form of Officer Indemnification Agreement

10.9	Form of Director Indemnification Agreement

10.10	Form of Equity Incentive Plan†

10.11	Employment Offer Letter between Greatbatch, Inc. and Scott F. Drees†

10.12	Employment Offer Letter between Greatbatch, Inc. and Walter Z. Berger†

21.1	List of subsidiaries of Nuvectra Corporation

99.1	Information Statement of Nuvectra Corporation, preliminary and subject to completion, dated as of October 16, 2015.*

*	Filed herewith.
†	Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 16, 2015	QIG GROUP, LLC

	By:	/s/ Thomas J. Hook
		Name:	Thomas J. Hook
		Title:	President